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                                                                     Exhibit B 1


                               AMENDMENT TO THE

                                    BY-LAWS

                                      OF

                                UAM FUNDS, INC.


On September 13, 2000, the Board of Directors of UAM Funds, Inc. approved the following revisions to the By-Laws:

The existing Article II, Section 8 is hereby deleted in its entirety and replaced with the following:


     Section 8. Voting - Proxies. Each Stockholder entitled to vote at any meeting of Stockholders may authorize another person or persons to act for him by a proxy signed by such Stockholder or his duly authorized agent. Signing may be accomplished by the Stockholder or the Stockholder's agent signing the proxy or causing the Stockholder's signature to be affixed to the proxy by any reasonable means, including facsimile signature. A Stockholder also may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic or telephonic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission. No proxy shall be voted on after eleven months from its date unless it provides for a longer period. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Corporation received a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Stockholder shall be deemed valid unless challenged at or prior to its exercise.